UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2023

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56545	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2023, Strategic Storage Trust VI, Inc. (the “Company”), through certain wholly-owned subsidiaries (the “Borrowers”), entered into a CAD$127.2 million financing with National Bank of Canada (“National Bank”) as administrative agent and certain other lenders party thereto (the “Lenders”) pursuant to a credit agreement (the “Secured Loan”). Please see Item 2.03 below. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously reported, on May 8, 2023, the Company acquired the rights to a portion of a purchase and sale agreement (the “Purchase Agreement”) to acquire a portfolio of self storage facilities located in the Greater Toronto Area of Ontario, Canada and Hamilton, Ontario (the “Ontario Portfolio”). A summary of the Ontario Portfolio is as follows:

Property	Address	Purchase Price(1) (CAD)	Approx. Sq. Ft. (net)	Approx. Units(2)
Cityview	411 Cityview Blvd., Vaughan, Ontario, Canada	$37,000,000	105,300	1,155
Esandar	19 Esandar Dr., Toronto, Ontario, Canada	$50,000,000	118,400	1,235
Lakeshore	1230 Lakeshore Rd. East, Mississauga, Ontario, Canada	$41,000,000	84,100	860
Sheridan	2068 S. Sheridan Way, Mississauga, Ontario, Canada	$45,800,000	120,200	1,240
Sanford	24-60 Sanford Ave. N., Hamilton, Ontario, Canada	$12,200,000	38,800	450
Appleby	1770 Appleby Line, Burlington, Ontario, Canada	$26,000,000	56,800	555
TOTAL		$212,000,000	523,600	5,495
(1)
Represents the agreed upon allocation of the purchase price, as set forth in the Purchase Agreement.
(2)
Includes all rentable units, consisting of storage units and parking units (approximately 85 units).

On June 19, 2023, the Company closed on the purchase of the Ontario Portfolio for a purchase price of approximately CAD$212 million, plus closing costs and an acquisition fee to our Advisor, which was funded with a combination of proceeds from the Company’s public offering, proceeds from Series B Preferred Equity, proceeds from the Secured Loan, which is described in Item 2.03 below, and an unsecured bridge loan in the amount of $15 million from an affiliate of the sponsor of the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, above, on June 15, 2023, the Company entered into the Secured Loan with the Lenders. The Secured Loan is secured by a first mortgage on each property in the Ontario Portfolio.

Pursuant to the loan agreement for the Secured Loan (the “Loan Agreement”), the interest rate is equal to the 1 month Canadian Dollar Offered Rate (“CDOR”), plus 2.6%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $127.2 million, whereby the CDOR is fixed at 4.73%. The Loan has an initial term of two years, maturing on June 15, 2025. The Loan is interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, are due monthly after.

The Loan Agreement contains a modified debt service coverage ratio covenant applicable to the Borrowers whereby the properties must, in general, have a total modified debt service coverage ratio of not less than 1.30 to 1.00 at the closing date. The Loan Agreement also contains customary affirmative, negative and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Loan Agreement. The Company serves as a full recourse guarantor with respect to the Loan for up to CAD $137.2 million.

The information set forth above in this Item 2.03 does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On June 22, 2023, the Company issued a press release announcing the acquisition of the Ontario Portfolio. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of real estate acquired.

Since it is impracticable to provide the required financial statements for the acquired real properties described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before September 5, 2023 by amendment to this Form 8-K.

(b) Pro forma financial statements.

See paragraph (a) above.

(d) Exhibits.

10.1 Non-Revolving Term Facility Credit Agreement, dated as of June 15, 2023

99.1 Press Release, dated June 22, 2023

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: June 22, 2023	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer